Exhibit 99.1

For Immediate Release

PERRY ELLIS INTERNATIONAL ISSUES OPEN LETTER TO SHAREHOLDERS

RE: GOVERNANCE CHANGES

MIAMI – February 10, 2015 – Perry Ellis International, Inc. (NASDAQ:PERY) (“Perry Ellis”) today issued the following open letter to shareholders. The full text of the letter from George Feldenkreis, Chairman of the Board and Chief Executive Officer, and Joseph P. Lacher, Lead Independent Director, is below:

February 10, 2015

Dear Fellow Perry Ellis Shareholder:

As fiscal 2015 comes to a close, we wanted to review what has been a strong and important year for Perry Ellis International. Over the course of the fiscal year, we made significant progress in positioning your Company for long term growth and success.

In the last year, Perry Ellis total shareholder returns have increased 62 percent, compared to the S&P 500 at 12% and the Dow Jones Industrial Average at 9%; and in fiscal 2015 through the first three quarters we expanded gross margin by 120 bps to 34 percent of total revenue.

This is only the beginning. This past year we introduced a number of initiatives to build and sustain our growth, including the implementation of a new Strategic Growth Plan, the addition to our Board of Directors of three highly qualified and very experienced independent directors and a number of noteworthy enhancements to the Company’s corporate governance policies.

GROWTH AND PROFITABILITY PLAN

Perry Ellis has built one of the largest branded lifestyle apparel companies in the world, and we believe the future is bright. We are successfully executing our strategic plan, which, as we have discussed over the past several months, includes 1) continuous portfolio optimization by exiting non-core brands, 2) driving international growth, 3) expanding our direct-to-consumer global footprint, 4) enhancing our strategic positioning, and 5) generating cost savings.

We remain focused on enhancing profitability by continuing to review and focus the portfolio with a goal of deriving value from our core brands.

While there is still more work to do, Perry Ellis has continued to attract and retain key strategic partnerships, exemplified by the 20 new licenses through fiscal 3rd quarter and our reaffirmed projection that licensing revenue is expected to increase by over 5 percent for the year. We expect additional licensed deals completed during the 4th quarter will be announced in the forthcoming weeks.

We have seen solid progress in the other components of our plan in the first three quarters of the year:

•	Direct-to-Consumer: Grew to represent 10% of Perry Ellis total revenues in third quarter as compared to 8% last year; and posted a 38% increase in e-commerce revenue.

•	International: Expanded to 11.3% of revenue in Q3, from 10% in the prior year. Net sales increased by 20% in Europe; and we remain on track to drive international sales to represent 20% of fiscal revenues in the next three years.
•	Cost Savings: Realized $8.2m of cost reductions between cost of goods sold and SG&A.

Additionally, we have successfully managed working capital by reducing inventory to $156 million at the end of our 3rd quarter from $207 million at the end of fiscal 2014, exited 29 low-margin brands since the beginning of fiscal 2014 and generated an incremental $4 million in cost savings during the 3rd fiscal quarter.

As we enter fiscal year 2016, we will aggressively continue to execute this plan.

NEW INDEPENDENT MEMBERS ADDED TO YOUR BOARD OF DIRECTORS

We continue to recruit top talent to your Board to bring their skills and insights to help grow the Company. In December, we announced the appointment of Jane DeFlorio, a seasoned investment banker and former Managing Director in the U.S. Retail and Consumer Group at Deutsche Bank Securities, as an independent director to the Perry Ellis Board. Jane will be the third independent director to join the Board in the past year, along with J. David Scheiner, a veteran retailer with over 35 years of experience in senior roles at major retailers, and Alexandra Wilson, co-founder of Gilt, the innovative online shopping destination. All three newly-added independent directors provide valuable perspectives and insights to the Board, have complementary retail industry experience and possess the necessary qualities and experience to be important contributors to Perry Ellis’ strategy to drive value for shareholders. More than two-thirds of your Board is now composed of independent directors. While we are very excited about the addition to your Board of these three highly qualified and very experienced independent directors, we are continuously looking for additional Board candidates who can expand the depth and breadth of your Board’s talent and provide us with additional competencies and resources for growing shareholder value.

CORPORATE GOVERNANCE PRACTICES

The Perry Ellis Board of Directors is committed to enhancing the Company’s corporate governance practices. Examples of the Board’s commitment to adopting best practices in corporate governance are the following:

•	Majority Voting: In accordance with the revised corporate governance guidelines we adopted in June 2014, directors who do not receive a majority of the votes cast are required to tender their resignations to the Nominating and Governance Committee which then decides whether to recommend to the Board that such resignation be accepted.
•	Stock Ownership Policy: Stock ownership guidelines require the CEO/COO and outside directors to hold the Company’s common stock with a value of at least 3x their base salary and 1x their annual retainer, respectively.
•	Hedge / Pledge Policy: The Board has adopted restrictions on engaging in hedging transactions involving the Company’s common stock and on pledging such common stock, in each case, by the Company’s directors and executive officers.

•	Related Party Transactions Policy: The Board has adopted a new related party transactions policy to ensure that related party transactions are appropriately scrutinized and reviewed and are disclosed in accordance with applicable SEC rules. We have also implemented policies to ensure that the operations of Perry Ellis and any other company are kept separate and distinct.

REASSESSMENT OF ALL RELATED PARTY TRANSACTIONS

As part of our ongoing effort to assess our business practices, our Board has begun a process to revisit all related party transactions previously undertaken by the Company. A number of these related party transactions predate the Company’s initial public offering. We believe that, given the terms of these historical arrangements, they have benefited the Company. In addition, our Board’s Governance Committee reviews and approves the Company’s related party transactions and ensures that they are properly disclosed in our SEC filings. Nevertheless, we recognize that a number of our shareholders believe that best practices in corporate governance require that we minimize the Company’s participation in related party transactions even if there is a strong underlying economic rationale. We appreciate the constructive dialogue we have had with our shareholders on this issue and, in response to such input, our Board is committed to moving expeditiously and thoughtfully to phase out many of these historical business arrangements. We are pleased to report that we have made significant progress executing on that commitment, including the following:

•	Aircraft Charter: The aircraft charter arrangement that we had maintained for business purposes and which was between the Company and related parties is no longer in effect.
•	Lease Agreements: At the direction of the Board, the Company continues to work towards unwinding certain related party lease agreements, which include administrative offices, warehouse distribution and retail space in close proximity to our corporate headquarters. A replacement tenant has been identified for the warehouse and retail space that is unrelated to Perry Ellis and such prospective tenant has signed a letter of intent with the landlord. While there can be no assurances a lease will be finalized and executed between the landlord and the new tenant pursuant to the executed letter of intent, Perry Ellis continues to work toward being able to terminate the lease relating to the warehouse and retail space effective as of May 31, 2015.
•	Insurance Brokerage Arrangements: A third party review process for all insurance-related arrangements is underway and all upcoming policies will be up for competitive bid.

We believe these changes reflect the Board’s continued focus and commitment to adhering to high standards in corporate governance and our willingness to engage in a constructive dialogue with our shareholders. As part of its process to revisit all related party transactions, the Board will continue to assess its policies and move expeditiously and thoughtfully to phase out many of these historical business arrangements.

As we look ahead, we are confident that aggressively implementing our strategic plan will continue building momentum in fiscal 2016. We will continue to optimize our portfolio, expand in our global branded businesses, and aggressively manage costs.

On behalf of the Board of Directors and management team, we thank you for your continued interest in and support for Perry Ellis. Perry Ellis’ Board and management own close to a quarter of the outstanding shares of common stock of the Company. Accordingly, our interests are firmly aligned with those of all shareholders. Perry Ellis remains committed to driving long term value for all of its shareholders. We believe that the actions we have taken, including those described above, support this commitment and we will continue to take actions to achieve this important objective.

Sincerely,

/s/ George Feldenkreis	/s/ Joseph P. Lacher
George Feldenkreis	Joseph P. Lacher
Chairman & CEO	Lead Independent Director

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:	Dan Katcher / Sharon Stern / Casey Landau
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Allison Malkin, Senior Managing Director
ICR
203-682-8225